Exhibit 99.4

January 5, 2004                                    MEDIA CONTACT:
                                                   Bob Loy or Ruth Ann Becker
                                                   Becker Communications, Inc.
                                                   (808) 533-4165

FOR IMMEDIATE RELEASE

   Lawsuit by Hawaiian Airlines Trustee Misleading, Inaccurate, Hypocritical

Declaring that they scrupulously honored the law at all times, the majority shareholder and the former CEO of Hawaiian Airlines responded in court today to a lawsuit filed on December 3, 2003 by the Airline's Trustee. John W. Adams, AIP, LLC and Smith Management LLC stated that they rescued the Airline in 1996 and nurtured it back to operational health over the next six years, only to see it fall victim to the airline crisis caused by the Iraqi war and its implications. "Trustee Joshua Gotbaum's personally abusive characterization of John Adams, AIP and Smith Management seems vindictive and self-serving. But whatever the reason, name-calling and storytelling are not in the best interest of getting the Airline out of bankruptcy as soon as possible," said Margery Bronster, attorney for the defendants. "It is now time to set the record straight. The facts will prove that the business judgments made by the defendants were proper and lawful. We are confident that a jury will decide in our favor once it sees the facts," Bronster said.

The document filed today in Federal Bankruptcy Court is the defendants' detailed response to the lawsuit filed against them last month. It says that after investing $20 million dollars in 1996, the defendants pulled the Airline from the brink of imminent liquidation and saved the jobs of about 2,000 people. In each of the next six years, Airline management led by John Adams generated positive cash flow; reinvested hundreds of millions of dollars back into the Airline; restructured its fleet, finances and routes; and increased both revenues and employment by almost 50%. During this period, the defendants received no return on their $20 million dollar investment, nor did any of the other shareholders.

Ignoring these facts, the Trustee's complaint attacks the spring 2002 decision by the Airline's Board of Directors to make a $25 million self-tender offer that gave all of the Airline's more than 4,000 shareholders the opportunity to realize some return on their investment. At the time, the Airline had more than $100 million in cash, little debt, and a favorable economic outlook "The Trustee has mischaracterized this as a $25 million dollar windfall for a few select investors. The fact is that the self-tender offer was made to all of the Airline's shareholders, and at least $8 million was received by shareholders who are wholly unrelated to the defendants," said Bronster. "The Board of Directors exercised its good faith business judgment, based on the facts available at the time. The law does not require directors to predict such unforeseen events as the war in Iraq."

The Airline has posted profits for the past eight months, has been ranked the No. 1 domestic carrier by Conde' Nast Traveler magazine for meals and cabin service, and is


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the nation's top-rated airline for on-time performance. Ninety percent of the airline's reorganization occurred under John Adams's leadership, before the Airline filed for bankruptcy protection last March, according to Thomas X. Fritsch, in-house counsel for the defendants. "The Airline is now reaping the rewards for the hard work of its employees and management team," said Fritsch, "and it is widely recognized that the seeds for today's successes were planted in previous years by the very people the Trustee is attacking."

The defendants' court filing is sharply critical of court-appointed Trustee Joshua Gotbaum. It points out that the Trustee's lawsuit hypocritically chastises John Adams for accepting an annual salary of $600,000 as the Airline's Chairman and CEO, while Gotbaum himself is asking the Airline to pay him $840,000 per year plus a large success fee. Fritsch noted that "the Trustee has mischaracterized Mr. Adams as a self-serving executive, even as the Trustee himself is seeking to line his own pockets at the Airline's expense."

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